Exhibit 99.2

Tidewater Inc.

Tidewater here today: Dean Taylor and Joe Bennett

Tidewater is the largest provider of offshore supply vessel capacities to the global offshore E&P market. It’s a unique sector that has had a little bit of a lag versus the broader oilfield services market. But with the acceleration of the international offshore rig count that’s been happening, especially in the last six months, I’m very eager to hear what Dean has to say. Dean, thank you.

Dean Taylor – Chairman, President, & CEO

Thank you, David. Good morning, everyone. I had a speech teacher - I think some of you may have heard this before - but I had a speech teacher in high school that said if you get nervous before giving a presentation, just imagine everybody in the audience naked. And I have to say that for most of you, that thought is relatively revolting. There are a couple of you that might get interesting, but I’m not going to take my speech teacher’s advice this morning. I’ll just proceed on with the presentation.

But good morning, thank you very much for joining us today. Our lawyers are at work, so we will have some forward-looking statements this morning, not guaranteed to be necessarily what comes to pass, but certainly our intent is to give you as good information as possible.

Key takeaways this morning, in spite of the recent announcement in our press release we had relating to some issues with a customer in Saudi Arabia, we still think that our story is a good one, and it’s one that we think in time is going to provide some really nice returns to those of you who believe in our story and those of you who are patient. The key takeaways are we do have a culture of safety and operating excellence. It’s a culture that’s been developed for 55 years, and it’s one that’s not going to change overnight. We have a history of earnings growth and generating solid returns in spite of the cycles. We’ll have a slide later that talks to that.

We have unmatched scale and scope of operations. We operate worldwide. We’re in every market where petroleum is produced and explored for offshore, with the exception of the North Sea and Caspian and Sakhalin Sea. But everywhere else, we are there. We have the world’s largest and newest fleet, which will provide the basis for continued earnings growth through time. We have a strong balance sheet that should allow us to act upon available opportunities.

Pre-Macondo, this was a slide that we showed. It’s a slide we continue to show. We work in a risky business. It’s our job to mitigate the risks. We used to talk about safety at investor conferences and be greeted with a resounding yawn by all of our potential investors. Since Macondo, people pay a lot more attention to safety, but I’m afraid what may be happening is that Macondo is now 18 months in the rearview mirror and people may think that it’s not so important anymore. Well, we think it’s important every day, every hour, every minute, and it’s something to which we pay lots of attention, including at investor conferences.

This is our safety record compared to Dupont, ExxonMobil, excuse me, we’ve taken off Dupont. Dow Chemical, ExxonMobil and Chevron. Through the years, you can see that our safety record is actually better than theirs, even though our platform upon which we work and upon which our sailors are working is doing this all day long, going back and forth, up and down, pitching and yawing. And most of them work on platforms as stable as this room, yet our safety record is better than theirs. We think this is a testament to the efforts that we place upon our safety program.

I talked about the cycle and earnings through the cycle. This is a picture of what we think is the last cycle. It started in fiscal 2004 and goes through fiscal 2011. We think that the low was in 2011. In our last conference call and last presentation, I said that we thought that we had seen the bottom of this cycle. Barring some 2008 repeat, that’s the way we feel, and we think that the cycle is, we’ve reached bottom of the cycle. We think last year will probably be the bottom, looking back, of the last cycle.

The earnings power implicit in our fleet is evidenced by this curve. Now, we don’t know when we’ll get to $8.00 a share again, and we have another slide later on that will talk to, potentially, getting to $8 a share, but we think that this shows some of the earnings power implicit in our business.

We’ve been international since 1958. A lot of companies are going international now for the first time, but we’ve been in the international market since 1958. Our first international operation was in Venezuela in 1958. As a result, we think we have a unique global footprint. We’ve got, as I said, 50 years of international experience. International markets are generally characterized by more growth, longer contracts, better utilization, and higher dayrates.

Now, sometimes they do have some problems that we don’t have in the United States, as evidenced by our recent press release. But we think we are working toward a resolution of that problem. We’re working as best we can toward it, and we hope that in very short order, we have something positive to say about that, although it’s still a work in progress.

We have a solid base of national oil companies and international oil companies as our customer base. This is where we are internationally. West Africa is our largest operation, with 125 ships, about 48% of our fleet. South America is about 21% of our fleet. These are active fleets and exclude stacked vessels. We have about 54 units in South America, spread among Venezeula, excuse me, Trinidad, Mexico, and Brazil. Europe and the Middle East is mostly the Middle East. As I said earlier, we don’t have anything in the North Sea right now. We have units in the Arabian Gulf and the Gulf of Suez and the Mediterranean. In the Far East, we have about 10% of our fleet, 28 ships, and that includes vessels in Australia.

This gives you an idea of what’s happened in the last 11 years. In 2000, we had about 62% of our fleet operating internationally, excuse me, 62% of our income was international based. In 2011, 94% of our income was from international sources.

This is the vessel population slide, demonstrating our size compared to our nearest competitors. This is anchor handling vessels and platform supply vessels only. You can see that we have 265 units as compared to the next largest competitor of 132, 107, 73, 66, and 65. What’s notable on this slide is if you take a look at the far right bar, the one that has 5 on the top of it, that’s about 350 other owners with an average fleet size of 5 units each. So it shows that unfortunately, our business is very fragmented. A lot of consolidation would have to happen in order for it to become a business like the rig business. That is in relatively few hands. It’s a very fragmented business. Yet, as we showed an earlier slide, it showed profitability through the last cycle. Even in a fragmented business, it’s possible to have very nice returns.

This is our current revenue mix. About 36% of our business is generated with super majors, 28% national oil companies, and 36% others. We do business with people that have balance sheets and not checkbooks. When the price of oil and gas drops to low levels, they are going to continue to do their operations and conduct their business, whereas some people who don’t have strong balance sheets may not be able to.

At this point in the presentation, I’m going to ask Joe to come up and to finish off. Thank you very much for attending and your attention this morning. Thank you.

Joseph Bennett – EVP & Chief Investor Relations Officer

Thank you, Dean. And thank you to the Johnson Rice people, again, for inviting us. This is our hometown, so we like performing on a home field advantage.

Let me continue on. Our strategy, the Tidewater strategy, for anyone that has seen this presentation probably by now has surmised that it hasn’t changed a whole lot over the years. And that’s right. Our strategy has been consistent. We tweak it as we go along. We like staying light on our feet and being able to move with whatever is happening, and especially these days.

One of the things that has been happening for awhile now, for 10 or 11 years, is the rebuild of our fleet. When Dean took over 10 or 11 years ago, Tidewater consisted of a 500 boat, aging fleet. Not an old fleet, but an aging fleet, and we immediately turned our attention to replacing the assets and the earnings power of this company. Thus far, and here we are about 11 years later, we’ve committed to 257 boats, spending almost $4 billion. We’ve actually spent about $3.4 billion of that already. You’ll see how we financed that in a second. As of June 30, we actually have 196 new boats under this program - this 257 - that are already in our fleet, operating with an average age of just over 5 years old. So very competitive in the current marketplace and the breakout between the types of vessels that you see that we have committed to.

If you look at of that number that I just gave you, how many are under construction today? 40, as of June 30, our last reporting date. 40, split fairly evenly between anchor handling towing supply vessels, and PSVs, platform supply vessels. In these cases, each and every one of these towing supply vessels is meant to be jackup supported. Each one is being built in a variety of international yards around the world, and is meant to be jackup support replacement-type vessels for the older fleet that is bowing out of the industry now. In the PSV case, each and every one of these are deep-water PSVs. So we have a nice exposure not only with what is being built currently, but has been acquired and built to both shallow and deep-water.

We expect to take possession of 25 of these 40 during this current fiscal year; we are a March year end, with 11 more next fiscal year, and 4 thereafter. By no means should this be considered the finalization of our new build program. Our desire, and we’ve been very open in this, is the continual acquiring of equipment, either building organically or acquiring. Our preference is acquiring.

And the commitment schedule for the payoff, a pretty big load this current fiscal year, $400 million the remainder of this fiscal year, and then down to $147 million next year, and a pittance after that, $24 million.

If you look back at the report card, we’ve been through a few cycles during this time period. And our approach, first off, our preference has always been to acquire. The problem is that at different points in time, acquiring equipment at the right price was not the better alternative. It was to build. So in here, you see a nice mix between what we actually originated construction on, the gold part of the bar, and the blue, which we acquired. In just about every case, brand new equipment, and in most of the cases, equipment that was under construction. So we stepped into it and finished out the construction. And these are the actual deliveries over that time period, and what is left to go. Again, as you see the final three columns diminishing, I would not expect that or hope that that would be the case. I would hope that we would continue to be able to acquire and build additional equipment, and we’d feel like we have the financial wherewithal to do such.

What we have done in the last just two years, the last eight quarters, we’ve actually gotten commitments of 48 additional boats. These are all in the same numbers that I gave you before, but this has been our approach in most of these cases of the 48, about 40 or so have been pure acquisitions. Only a few have been original construction jobs from ourselves. And again, in most cases it’s been deep-water PSVs and shallow water towing supply vessels.

So our approach of, and while we don’t have any commitments for a given number of 20 boats a year or whatever, we kind of talk about that. You’ll see a slide in a second that refers to the continuance of maybe committing to another 20 or so a year. We’re actually running ahead of that pace. We did 50 in this two year process, and still have several of these left to be delivered.

How we paid for it, this is where we spent our money over the last 10, 11, 12 years. And I guess what this is meant to show is certainly the blue column is our CapEx; it’s been a huge number. We’ve already covered that, almost $3.5 billion. We also have been a consistent dividend payer through this entire time frame, and went through a time, you see back in fiscal ‘06, ‘07, ‘08, ‘09, and even a little bit last fiscal year, we bought back shares.

Prices of boats got rather expensive, and we felt like a better alternative for the use of our cash at that time was to buy back shares. We bought back a little over a half a billion dollars during that time frame. What this does show, the black line, is our cash flow from operations in each and every year during this period and very basically we have financed that entire $3.5 billion that we’ve already spent from internal cash flows and from sales of our old equipment.

So when you look at the debt, which you’ll see in a second on our balance sheet currently, it really relates more to what we’ve done if you want to equate it this way to dividends and to share repurchases. But to be able to rebuild this fleet out of internal cash flows has been quite a chore, but we’ve done it.

This is how we financed it, for people that have followed us for a while. They think back and remember the days not too long ago when we had no debt on our balance sheet. Well, currently and in the past year alone, we’ve raised $590 million in two different tranches, if you want to call it two different time frames. Last year right about this time for $425 million, and then just recently in August after the June close did another $145 million of unsecured notes, private placement notes, great coupon rate, good maturity, 8.5 year average maturity, 4.30%.

We also amended and restated our credit facility and added a term loan. So with that added $125 million, undrawn currently, term loan capacity and a revolving line of $450 million totally undrawn as of right now. So, again, with good terms, good rates, and it gives us plenty of flexibility. On a pro-forma basis, and I say pro-forma because we take in consideration that debt placement that happened post-June 30th, cash of $320 million. Total debt of $825 million, a nice equity position and still, with everything we’ve done, a net debt to net cap of just 17%, and total debt to cap of 25%.

We’re still hungry. We’d like to do more deals, if given the right opportunity at the right prices. We obviously have the capacity to do it. Still the liquidity, $900 million of liquidity to continue to expand our fleet or do whatever we’d like to do with it, with the funds.

As we look at that total debt to cap number, I think being in the 25%, 30%, maybe up to 35% is kind of a comfort zone under normal-type times. I don’t know that we ever see too many normal times in this industry, but that’s kind of our thinking right now.

Operating margins, is like any business, is what drives the business. All we’re trying to do here . . . you probably, unfortunately can’t see the numbers. You can on your hard copies. The line at the bottom is what our cash operating margins have done. This reverts back to the slide Dean showed you that certainly follows that net earnings slide, where we peaked at 50% and 55% operating margins during the peak times three or four years ago. Last year, we’re just under 40%, and still currently this year under 40%.

But, more important, the profitability is being provided by the new equipment. We are almost solely, as you see in the last column, almost solely the blue part of profit contributions is coming from the new equipment. It almost doesn’t matter what happens to our old boats of which, at the end of June, we only had 65 left operational in our fleet. So, they’re going away very quickly.

This is our infamous coiled spring slide that I’ll kind of finalize this presentation on, and I think it’s the core of what we’ve been preaching for the last year or so and will continue to preach. It’s the earnings capacity of our new fleet. What this slide does, the assumption uses one and while it’s titled, ‘Where might we be in 2014’, it’s not meant to be a prediction of what earnings may be in 2014. It is meant to be kind of a sensitivity analysis of what can this new fleet do, and only the new fleet. The numbers I’ll show you are without any old boats in our fleet, so it is a future look at our fleet. It consists of the 196 new boats that are currently in our fleet, plus the 40 that are under construction, so I’m giving myself time for the 40 to be delivered. And then going back to what I said before, 20 more boats a year are committed to. So they’re in our fleet. So we total about 270 new boats under these scenarios.

If we match exactly what we did in the June quarter, the trough of the market with new equipment, our new boats did 84.4% utilization and an average dayrate of $14,000 a day. If we replicate that sometime in the future with this new fleet, we’ll earn about $3.50 of earnings. If we basically leave utilization alone, and I ratchet it up to just 85%, and I move the dayrate just by 10%, earnings goes to $5.25. If I do it one more time, where utilization goes to 90%, and I’ll always stop this slide at 90% because I think that’s good, practical, full utilization in our industry, and raise the dayrate by 10% more to $17,000, we get to $8.75 of earnings. And you see the commensurate EBITDA’s that go along with it. Tremendous cash flows that are generated with minimal changes in utilization of the new fleet, and I would call 10%, 20% type increases in dayrates if you consider a good market to be pretty minimal, too.

I think we can certainly go past this. This is not meant to depict peak earnings by any stretch. You know people that press us, and we don’t think about peak earnings a whole lot, but when people press us on what we think peak earnings may be, it’s probably more in the $12 to $15 of earnings per share, to be perfectly honest.

So this you know this is the slide that we want to leave everybody thinking about. As Dean said before, we’re not suggesting it’s happening tomorrow. We are moving in this direction. Nothing that we put out in that press release a week or so ago in regards to this current quarter, I think, influences the basic assumptions that are buried in this slide and what we think these new boats can do in the future.

We always finish our slides with this, and we remind ourselves often how we run our business, what our strategy is, and it’s threefold. We always are striving to deliver results. That comes and goes. You know the marketplace kind of dictates that at certain times, and we certainly have plenty of challenges. You look at our 10-K and you look at the risks involved in our business, and it goes on for pages and pages. And it’s true for the oil field. You probably see similar risk factors for everybody.

But to maintain our financial strength, we knew we had a bit of a lazy balance sheet when we had no debt on the balance sheet. You know we do not want to get ourselves in this volatile business to the point where debt to total cap is 50%, like many of our competitors are. We don’t want to get to that. So maintaining that financial strength.

And ,more importantly, we’re an EVA company, so return on capital is a key component of how we view the marketplace at any point in time and when we want to take advantage of the opportunities. That’s why we’ve been acquiring equipment lately.

So with that, if we have any time, I think we do. Dean and I would be glad to try to answer some questions.

Questioner

So from 2008 until February of this year, I [??] around the world and your [??] Gulf of Mexico go off contract [??]. Since February [??] wondering if there’s [??] or how we should think about that acceleration of activity relative to your [business].

Joseph Bennett

Well, you know we’ve said all along for people who track our business, that track an offshore working rig count is a key to us. For us, and it’s important to appreciate this, and it goes back to our geographical spread, is we don’t care where the activity is. We don’t care where the jackups or where the rigs go, because we’re just about everywhere that they are.

We also don’t care whether it’s jackups, whether they’re old, new. We don’t care whether they’re floaters. We have exposure to all different levels of drilling. That’s not true for many of our competitors. Either geographically or the class of boats that they operate. So that’s important for us.

And you’re right; we’ve seen the same increase in rig count. It’s important. Anybody that listened to our last call heard us say we’re starting to see or we felt like we’re bouncing off the bottom. We didn’t suggest that it’s going to be a V-recovery that we bounce off, even before what has happened in the last 2, 3, 4 weeks in the general market, but the fact is that more rigs working is good for our business.

Keep in mind, we tell people, on average about 50% of our vessel days are booked for the next 12 months. And that percentage doesn’t change a whole lot. So as markets improve, the drilling market and the OSV market, as it improves or it goes down, we have a certain amount of protection and it takes a while for any kind of utilization or dayrate to really hit the bottom line in a significant way. So it’s not uncommon that the OSV business lags the drillers and some of the other oil service sectors along the way.

Dean Taylor

One thing I’d like to clarify, earlier I made a statement that we were hopeful to reach a resolution in Saudi Arabia with our customer, and we are hopeful. We don’t know when it’s going to happen or if it’s going to happen. We’re hopeful, we’re working toward it, and that’s what we’re getting paid to do. So I just wanted to make that clear. It’s not done, and it’s not done until it’s done, but we’re hopeful that we can get it done, and we’re working very much toward that end.

So I don’t want to give anybody the impression that we’re any closer to resolution than we were when we made our press release, but by the same token, we’re working like heck to get closer to a resolution to that issue.

Dean Taylor: Please, John.

Questioner

[??]

Dean Taylor

Well, right now, certainly if you looked at buying back stock today as compared to buying back stock three weeks ago, it’s a lot better opportunity, but I think that probably prudence would dictate for the time being, since we are in a situation where we probably have more information regarding what’s going on in Saudi Arabia than the market does, we probably would not be able to buy shares right now, until we gave the market an update on where we are in those negotiations. So, even though it may be very attractive, plus we are close to announcing earnings and we have a closed window for individuals within the company and for the company.

But at some point in time we will be able to make the market as aware as we are of where we are or aren’t, in negotiations in Saudi Arabia and we will have announced earnings. We will certainly be taking a very close look at it, at that point in time. Does that answer your question?

Questioner

Yes.

Questioner

[??] I was wondering what the acceleration of the [??] deep-water exploration [??] northeast of South America [??].

Dean Taylor

Look, barring, as I said earlier, a 2008 repeat, if you take a step back and you think of all the people in the world who want to live like we live and all good intentions aside, people are only going to live like we live by consuming more hydrocarbons. So, people talk about India, they talk about China, they talk about all the growth implicit in growing the middle class in those countries, but it’s not just those countries. It’s Mexico, its Brazil, its Indonesia, and Malaysia. All these people want to live like we live.

Tom Friedman was right. The internet has leveled the world in some ways, certainly in the distribution of knowledge. People know how they were living before and they know how we live, and they know they want to live like we live. They’re not going to live like we live by burning woodchips or burning cow dung, they’re going to live like we live by burning hydrocarbons.

Presuming the world doesn’t end, and I don’t think it will, the long term growth of our business and the long term growth of the hydrocarbon industry is almost assured just by a growing portion of the world’s population that wants to live better. That being the case, activity levels for both our business and the rig business and the oil companies themselves should all be better.

That oil is becoming more difficult to explore, find and produce, it is, but that means a higher activity level, which should mean higher activity levels for us. That’s our general view.

Questioner

Thank you very much.

Dean Taylor

Thank you for your attention this morning. Thanks for coming.